As filed with the Securities and Exchange Commission on May 11, 2015

Registration No. 333-203163

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-11

FOR REGISTRATION

Under

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Seritage Growth Properties

(Exact Name of Registrant as Specified in Its Governing Instruments)

Seritage Growth Properties

3333 Beverly Road

Hoffman Estates, Illinois 60179

(847) 286-2500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert A. Riecker

c/o Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

(847) 286-2500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kristin M. Coleman, Esq. Senior Vice President, General Counsel and Corporate Secretary Sears Holdings Corporation 3333 Beverly Road Hoffman Estates, Illinois 60179 (847) 286-2500	Daniel A. Neff, Esq. Robin Panovka, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement has been prepared on a prospective basis on the assumption that, among other things, the rights offering (as described in the prospectus which is a part of this registration statement) and the related transactions (including the negotiation, execution and performance of the agreements referred to in the prospectus) and approvals contemplated to occur prior to or contemporaneously with the rights offering will be consummated as contemplated by the prospectus. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated. Any significant modifications to or variations in the transactions contemplated will be reflected in an amendment or supplement to this registration statement.

EXPLANATORY NOTE

This Amendment No. 2 to Form S-11 is being filed for the sole purpose of filing certain exhibits to the Registration Statement (Reg. No. 333-203163) and to reflect such exhibits in the Exhibit Index. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. No change is made to the preliminary prospectus constituting Part I of the Registration Statement, which is being omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee		$11,620
Stock Exchange Listing Fee		*
Printing and Engraving Expenses		*
Legal Fees (other than Blue Sky Expenses)		*
Blue Sky Expenses		*
Accounting Fees and Expenses		*
Transfer Tax and Title Insurances		*
Consulting Fees and Expenses		*
Other Fees and Expenses		*

Total	$	*

*	To be filed by amendment.

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

None.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland REIT to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the REIT and its shareholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Seritage Growth’s declaration of trust contains a provision that eliminates the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The MRL permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors, officers, employees and agents of a Maryland corporation. The MGCL requires a Maryland corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Seritage Growth’s declaration of trust authorizes Seritage Growth to obligate itself, and Seritage Growth’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former trustee or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity; or

•	any individual who, while a trustee or officer of the company and at the company’s request, serves or has served as a trustee, director, officer, partner, member or manager of another real estate investment trust, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Seritage Growth’s declaration of trust and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of Seritage Growth in any of the capacities described above and to any employee or agent of Seritage Growth or a predecessor of Seritage Growth.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be contributed to an account other than the appropriate capital account.

Item 36.	Financial Statements and Exhibits.

(A) Financial Statements. See Index to Combined Financial Statements and the related notes thereto.

(B) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit

3.1**	Form of Articles of Amendment and Restatement of Declaration of Trust of Seritage Growth Properties

3.2**	Form of Bylaws of Seritage Growth Properties

4.1	Form of Certificate for Common Share for Seritage Growth Properties

4.2**	Form of Rights Certificate

5.1**	Form of Opinion of Venable LLP with respect to the securities to be registered

8.1**	Form of Opinion of Wachtell, Lipton, Rosen & Katz with respect to tax matters

10.1	Form of Partnership Agreement of Seritage Growth Properties, L.P.

10.2**	Form of Indemnification Agreement between Seritage Growth Properties and its trustees and executive officers

10.3*	Form of Master Lease, by and between Seritage Growth Properties, L.P. and Sears Holdings Corporation

10.4	Form of Subscription, Distribution and Purchase and Sale Agreement, by and between Seritage Growth Properties and Sears Holdings Corporation

10.5	Form of Transition Services Agreement, by and between Seritage Growth Properties, L.P. and Sears Holdings Management Corporation

10.6	Form of Seritage Growth Properties 2015 Share Plan

21.1*	List of Subsidiaries

23.1*	Consent of Venable LLP (included in Exhibit 5.1)

23.2*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)

23.3**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.4**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

99.1**	Form of Instruction for use of Seritage Growth Properties Subscription Rights Certificates

99.2**	Form of Letter to Stockholders Who Are Record Holders

99.3**	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders

99.4**	Form of Letter to Clients of Nominee Holders

99.5**	Form of Nominee Holder Certification

99.6**	Form of Beneficial Owner Election

*	To be filed by amendment.
**	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hoffman Estates, State of Illinois, on this 11th day of May, 2015.

SERITAGE GROWTH PROPERTIES

By:	/s/ Benjamin Schall
Benjamin Schall
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Benjamin Schall Benjamin Schall	Chief Executive Officer and President (Principal Executive Officer)	May 11, 2015
/s/ Robert A. Riecker Robert A. Riecker	Trustee and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 11, 2015